Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Third Quarter 2014 Financial Results

– Total revenue of $117.1 million, up 29.9% year-over-year

– Adjusted EBITDA of $31.6 million, up 8.8% year-over-year

– TTM Free cash flow generation of $117.2 million, up 28.1% year-over-year

– Ending paid listings of approximately 1,035,000 up 33.8% year-over-year

Austin, Texas – November 4, 2014 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the third quarter ended September 30, 2014.

Management Commentary

“We’ve had another great quarter, once again delivering strong financial results,” says Brian Sharples, chief executive officer of HomeAway®. “During the quarter we welcomed our new chief marketing officer, Mariano Dima, to the leadership team. Mariano brings more than twenty years’ experience across all aspects of marketing and we are thrilled he has taken the reins of our marketing organization.”

Mr. Sharples continued, “We continue to deliver financially, while at the same time executing against our robust product roadmap, delivering new owner and manager tools and Mobile Hospitality Manager, our guest management app, within the quarter. Our pay-per-booking product is now available on all of our U.S. websites and our largest European websites and we now offer expanded distribution to these listings through our partnership with Expedia. As our marketplace evolves, we look forward to significantly increasing adoption of online booking across all of our listings.”

Third Quarter 2014 Financial Highlights

•	Total revenue increased 29.9% to $117.1 million from $90.1 million in the third quarter of 2013. On an FX neutral basis, year-over-year revenue growth was 29.7%. Growth in total revenue primarily reflected an increase in average revenue per listing as a result of tiered pricing and bundled product offerings, an increase in new listings and the benefit of ancillary product and services revenue.

•	Listing revenue increased 27.2% to $96.6 million from $75.9 million in the third quarter of 2013. On an FX neutral basis, year-over-year listing revenue growth was 27.0%.

•	Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 44.2% to $20.5 million from $14.2 million in the third quarter of 2013. Growth in other revenue primarily reflected increased adoption of value-added owner, manager and traveler products.

•	Net income attributable to HomeAway was $4.9 million, or $0.05 per diluted share, compared to net income attributable to HomeAway of $8.5 million, or $0.10 per diluted share, in the third quarter of 2013.

•	Adjusted EBITDA increased 8.8% to $31.6 million from $29.0 million in the third quarter of 2013. As a percentage of revenue, adjusted EBITDA was 27.0% compared to 32.2% in the third quarter of 2013.

•	Free cash flow increased 17.6% to $20.0 million from $17.0 million in the third quarter of 2013. On a trailing twelve month basis, free cash flow increased 28.1% to $117.2 million from $91.5 million in the comparable trailing twelve month period for the prior year.

•	Non-GAAP net income was $18.9 million, or $0.20 per diluted share, compared to non-GAAP net income of $16.7 million, or $0.19 per diluted share, in the third quarter of 2013.

Key Business Metrics

•	Paid listings at the end of the third quarter were 1,034,847, a year-over-year increase of 33.8% from 773,352 at the end of the third quarter of 2013. At the end of the third quarter, 715,990 of the listings were subscription listings and 318,857 were performance-based listings.

•	Average revenue per subscription listing during the third quarter was $479, an FX neutral increase of 11.7% compared to the prior year, up 11.9% as reported.

•	Renewal rate was 71.7% at the end of the third quarter, compared to 71.7% at the end of the third quarter of 2013 and 72.8% at the end of the second quarter of 2014. Adjusting for the impact of consolidated listings and network bundles, renewal rate for the third quarter of 2014 would have been 72.6%, compared to 74.2% at the end of the third quarter of 2013 and 74.3% at the end of the second quarter of 2014.

•	Visits were 232.1 million during the third quarter, a year-over-year increase of 17.3%.

Business Outlook

HomeAway management currently expects to achieve the following results for fourth quarter and full year ending December 31, 2014:

Fourth Quarter 2014

•	Total revenue is expected to be in the range of $107.0 to $109.0 million.

•	Adjusted EBITDA is expected to be in the range of $25.3 to $28.3 million.

Full Year 2014

•	Total revenue is expected to be in the range of $444.0 to $446.0 million.

•	Adjusted EBITDA is expected to be in the range of $116.0 to $119.0 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway® will host a conference call on Tuesday, November 4, 2014 to review and discuss the third quarter results at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website and will be archived online for 60 days upon completion of the conference call.

The details of the conference call and replay are:

Title:	HomeAway, Inc. Third Quarter 2014 Earnings Conference Call

Date:	Tuesday, November 4, 2014

Time:	5:00 p.m. Eastern Time / 4:00 p.m. Central Time

Live Call:	(877) 407-0789, US & Canada
(201) 689-8562, International

Replay:	(877) 870-5176, passcode 13592643, US & Canada
(858) 384-5517, passcode 13592643, International

Webcast:	http://investors.homeaway.com/events.cfm

The telephonic replay of the call will be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on November 4, 2014 through 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on November 18, 2014.

About HomeAway

HomeAway, Inc. based in Austin, Texas, is the world’s leading online marketplace for the vacation rental industry, with sites representing over one million paid listings of vacation rental homes in 190 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; and Bookabach.co.nz in New Zealand. The Asia Pacific short-term rental site, travelmob.com, is also majority owned by HomeAway.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; roll-out of new products and services; and the anticipated adoption of online booking across all of our listings.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services; (j) the inability to integrate and grow recent acquisitions, (k) inability to effectively execute its marketing strategy and (l) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-Q, filed on July 30, 2014. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow, non-GAAP net income and revenue adjusted for foreign currency. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, interest expense, net, income tax expense (benefit), stock-based compensation expense, impact of noncontrolling interests, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (expense) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. adjusted for the changes to redemption value of noncontrolling interests and the after-tax effect of stock-based compensation expense, amortization of intangible assets, amortization of debt discount and issuance costs, net of amounts capitalized, and the impact on noncontrolling interests of these items, utilizing a tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments and a tax rate of 35% related to ongoing operations. Revenue adjusted for foreign currency, which we refer to as constant currency or FX neutral revenue, assumes foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency revenue, HomeAway divides its monthly U.S. dollar results by the applicable current year monthly average foreign exchange rates and then multiplies those amounts by the applicable prior year monthly average foreign exchange rates.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue; and

•	Adjusted EBITDA and non-GAAP net income exclude non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow, non-GAAP net income or constant currency revenue may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

We define a paid listing as an advertisement for a property paid via subscription or on a performance basis and displayed on one or more websites in our marketplace. Although listings may be displayed on multiple sites, a paid listing is counted only one time on its native HomeAway brand, or HomeAway website from which the listing originated. Subscription-based paid listings are purchased in advance by property owners or managers as a form of advertising to promote their vacation rentals to prospective travelers on one or more of our websites, typically for one year. Performance-based paid listings allow property owners and managers to list a property with no initial upfront fees and, instead, pay us commissions on traveler bookings or fees on traveler inquiries.

Average revenue per subscription listing is computed by HomeAway as subscription listing revenue for the period divided by the average of paid subscription listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; and changes in brand mix. For the purposes of providing a foreign exchange neutral growth rate, subscription revenue per listing is calculated at prior year monthly foreign exchange rates.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in HomeAway’s renewal rate calculation. HomeAway includes most subscription listings in its calculation of renewal rate with the exception of subscription listings sold by BedandBreakfast.com, Toprural.com, and Bookabach.co.nz, which will remain excluded until HomeAway can further develop its database system. HomeAway excludes pay-for-performance listings from its renewal rate analysis since they are not sold on a subscription basis.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture and Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Listing	$96,601	$75,927	$278,459	$216,304
Other	20,511	14,221	58,591	39,916

Total revenue	117,112	90,148	337,050	256,220
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	16,926	13,322	50,291	40,448
Product development	20,212	15,193	56,952	42,033
Sales and marketing	42,234	28,561	117,251	83,795
General and administrative	22,995	17,525	69,467	51,643
Amortization expense	3,397	2,730	10,163	8,905

Total costs and expenses	105,764	77,331	304,124	226,824

Operating income	11,348	12,817	32,926	29,396
Other income (expense):
Interest expense	(4,373)	—	(8,842)	—
Interest income	552	306	1,117	848
Other expense, net:	(1,434)	(458)	(6,452)	(1,983)

Total other income (expense)	(5,255)	(152)	(14,177)	(1,135)

Income before income taxes	6,093	12,665	18,749	28,261
Income tax expense	(845)	(4,312)	(5,909)	(9,143)

Net income	5,248	8,353	12,840	19,118
Less: Impact of noncontrolling interests, net of tax	336	(125)	(382)	(125)

Net income attributable to HomeAway, Inc.	$4,912	$8,478	$13,222	$19,243

Net income per share attributable to HomeAway, Inc.:
Basic	$0.05	$0.10	$0.14	$0.23
Diluted	$0.05	$0.10	$0.14	$0.22

Weighted average number of shares outstanding:
Basic	94,106	85,452	93,507	84,805
Diluted	96,389	88,215	96,358	87,738

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$292,103	$324,608
Short-term investments	508,090	66,798
Accounts receivable, net of allowance for doubtful accounts of $928 and $1,038 as of September 30, 2014 and December 31, 2013, respectively	22,780	20,375
Income tax receivable	4,281	3,340
Prepaid expenses and other current assets	23,810	7,702
Restricted cash	352	1,607
Deferred tax assets	8,112	8,146

Total current assets	859,528	432,576
Property and equipment, net	49,632	39,807
Goodwill	510,103	507,611
Intangible assets, net	76,134	80,665
Restricted cash	1,561	573
Deferred tax assets	522	1,120
Other non-current assets	26,781	18,320

Total assets	$1,524,261	$1,080,672

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,746	$3,539
Income tax payable	597	1,992
Accrued expenses	47,056	54,625
Deferred revenue	172,204	151,991

Total current liabilities	232,603	212,147
Convertible senior notes, net	311,738	—
Deferred revenue, less current portion	2,802	2,983
Deferred tax liabilities	25,307	24,046
Other non-current liabilities	11,257	7,557

Total liabilities	583,707	246,733

Redeemable noncontrolling interests	10,231	10,584
Commitments and contingencies
Stockholders’ equity
Common stock	9	9
Additional paid-in capital	1,008,632	908,632
Accumulated other comprehensive loss	(13,852)	(6,747)
Accumulated deficit	(64,466)	(78,539)

Total stockholders’ equity	930,323	823,355

Total liabilities and stockholders’ equity	$1,524,261	$1,080,672

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income	$12,840	$19,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,091	9,835
Amortization of intangible assets	10,163	8,905
Amortization of debt discount and transaction costs	8,720	—
Amortization of premiums on securities and other	4,288	3,102
Stock-based compensation	35,582	27,589
Excess tax benefit from stock-based compensation	(2,583)	(6,237)
Deferred income taxes	(435)	(833)
Net realized/unrealized foreign exchange (gain) loss	(6,057)	665
Realized loss on foreign currency forwards	12,011	861
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(2,591)	(577)
Income tax receivable	(1,590)	(1,399)
Prepaid expenses and other assets	(4,938)	(1,557)
Accounts payable	6,668	(1,740)
Accrued expenses	(3,394)	2,982
Income tax payable	1,272	(4,708)
Deferred revenue	25,392	21,023
Other non-current liabilities	3,976	967

Net cash provided by operating activities	111,415	77,996

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(17,847)	(11,620)
Change in restricted cash	166	(248)
Purchases of intangibles and other assets	(303)	(576)
Purchases of non-marketable investments	(10,135)	(3,667)
Purchases of short-term investments	(473,331)	(120,103)
Proceeds from maturities of marketable securities	23,048	37,100
Proceeds from sales of marketable securities	4,358	—
Net settlement of foreign currency forwards	(12,011)	(861)
Purchases of property and equipment	(20,456)	(14,661)

Net cash used in investing activities	(506,511)	(114,636)

Cash flows from financing activities
Proceeds from borrowings on convertible senior notes, net	390,978	—
Proceeds from issuance of warrants	38,278	—
Purchase of convertible note hedge	(85,853)	—
Other financing activities	(919)	—
Proceeds from exercises of options to purchase common stock	22,827	31,578
Excess tax benefit from stock-based compensation	2,583	6,237

Net cash provided by financing activities	367,894	37,815

Effect of exchange rate changes on cash	(5,303)	1,742

Net increase (decrease) in cash and cash equivalents	(32,505)	2,917
Cash and cash equivalents at beginning of period	324,608	189,478

Cash and cash equivalents at end of period	$292,103	$192,395

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to HomeAway, Inc.	$4,912	$8,478	$13,222	$19,243
Add:
Depreciation and amortization	7,595	6,208	22,254	18,740
Stock-based compensation	12,671	9,997	35,582	27,589
Interest expense	4,373	—	8,842	—
Interest income	(552)	(306)	(1,117)	(848)
Foreign exchange expense	1,432	482	6,421	1,950
Income tax expense	845	4,312	5,909	9,143
Impact of noncontrolling interests, net of tax	336	(125)	(382)	(125)

Adjusted EBITDA	$31,612	$29,046	$90,731	$75,692

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash provided by operating activities	$25,527	$18,704	$111,415	$77,996
Cash paid for interest	253	—	253	—
Excess tax benefit from stock-based compensation	1,362	1,992	2,583	6,237
Capital expenditures	(7,107)	(3,655)	(20,456)	(14,661)

Free cash flow	$20,035	$17,041	$93,795	$69,572

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to HomeAway, Inc.	$4,912	$8,478	$13,222	$19,243
Add:
Stock-based compensation	12,671	9,997	35,582	27,589
Amortization expense	3,397	2,730	10,163	8,905
Amortization of debt discount and issuance costs, net	4,247	—	8,576	—
Related tax effect	(7,110)	(4,454)	(19,012)	(12,772)
Changes to redemption value of noncontrolling interests	851	—	851	—
Impact on noncontrolling interests of non-GAAP adjustments	(78)	(11)	(218)	(11)

Non-GAAP net income	$18,890	$16,740	$49,164	$42,954

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Stock-based compensation:
Cost of revenue	$847	$720	$2,415	$2,392
Product development	3,485	2,515	9,589	6,743
Sales and marketing	2,763	2,349	7,868	6,235
General and administrative	5,576	4,413	15,710	12,219

Total	$12,671	$9,997	$35,582	$27,589

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Depreciation:
Cost of revenue	$1,218	$1,096	$3,512	$3,207
Product development	1,007	799	2,907	2,242
Sales and marketing	1,373	1,111	3,970	3,088
General and administrative	600	472	1,702	1,298

Total	$4,198	$3,478	$12,091	$9,835

Investor Contact:

Jen Ford

Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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